1262581.v3

                                 -2-
For immediate release

Harold's Stores, Inc. Announces Impending Departure of Rebecca Powell
                                Casey

Dallas,  TX - January 26, 2006 - Harold's Stores, Inc. (AMEX  symbol:
HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today that Rebecca Powell Casey, Executive Vice President, will leave the company at the end of January.

Casey joined the company in 1977, when she opened the first Harold's women's only operation in Highland Park Village in Dallas, Texas. She was involved in taking the company public in 1987 and instrumental to Harold's growth of its current operation of 41 stores. Casey continued as the chief merchant and brand visionary directing product development until January of 2001, when private investors made a substantial investment in the company, and she assumed her current role as Director of Trend, Design and Technical Production. During her 29 year career, Ms. Casey also served in the capacity of President, CEO and Chairman of the Board.

  "Becky's vision for creating unique merchandise for the Harold's women's division transformed Harold's from a local specialty store to a brand with a national presence and locations around the country," said W. Howard Lester, Chairman of Williams Sonoma and a long time Harold's director.

Casey stated, "A person could not have asked for a more fulfilling or happier 29 years. I have been blessed to have had a career doing something every day that never felt like work. I am not sure yet exactly what I want to do in the future, but for the short term, I am looking forward to some overdue down time, and enjoying things my travel and work schedule have not permitted over the years. I have been given so much; it is now time to give back."

In the interim, the Company is pleased to announce that Clark Hinkley, who served as Harold's CEO from February 2001 through February 2004, has agreed to serve as the Interim Director of Trend, Design and Technical Production.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.


Financial Information Contact:
Jodi L. Taylor, Chief Financial Officer
Harold's Stores, Inc.
405-329-4045